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                                                                    Exhibit 99.1


[Southwestern Energy Company Logo]              2350 N. Sam Houston Parkway East
                                                Suite 300
                                                Houston, Texas  77032
                                                (281) 618-4700
                                                Fax: (281) 618-4820


NEWS RELEASE

                    SOUTHWESTERN ENERGY ANNOUNCES PRICING OF
                              COMMON STOCK OFFERING

         Houston, Texas - February 28, 2003...Southwestern Energy Company (NYSE:
SWN) announced today that it has priced its offering of 8,250,000 shares of common stock at a public offering price of $11.50 per share. Southwestern has granted the underwriters a 30-day option to purchase up to an additional 1,237,500 shares of common stock to cover over-allotments, if any. The shares are expected to be distributed on March 5, 2003.

         Proceeds from the offering will be used to accelerate the development drilling of the Company's Overton Field in East Texas and for general corporate purposes. RBC Capital Markets is acting as lead manager for the offering and Raymond James, Johnson Rice & Company L.L.C. and Hibernia Southcoast Capital are acting as co-managers. A copy of the prospectus supplement and the accompanying prospectus related to the offering can be obtained from RBC Capital Markets, Prospectus Department, 60 South Sixth Street, Minneapolis, MN 55402-4422 (phone requests - 621-371-2818; fax requests - 621-371-2837). These documents have also been filed with the Securities and Exchange Commission and will be available over the Internet at the SEC's website at http://www.sec.gov.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Southwestern common stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:         Greg D. Kerley                   Brad D. Sylvester, CFA
                  Executive Vice President         Manager, Investor Relations
                  and Chief Financial Officer      (281) 618-4897
                  (281) 618-4803
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